Exhibit 10.45

RESHAPE LIFESCIENCES

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered on October 29, 2019 (the “Agreement Date”), between ReShape Lifesciences, (“Company”), a Delaware corporation with its principal place of business at 1001 Calle Amanecer, San Clemente, CA 92673; and Thomas Stankovich (“Employee”), a California resident whose address is 29011 Modjeska Peak, Trabuco Canyon, CA 92679, for the purpose of setting forth the terms and conditions of Employee’s employment by Company.

WITNESETH:

WHEREAS, the Company desires to employ Employee as the Chief Financial Officer of the Company, and for Employee to hold such position, on the terms and conditions, and for the consideration, hereinafter set forth and Employee desires to be employed by the Company and hold such position on such terms and conditions and for such consideration; and

WHEREAS, Employee executed a Nondisclosure and Noncompetition Agreement with the Company on October 29, 2019 (“Nondisclosure and Noncompetition Agreement”), which is attached as Exhibit A to this Agreement and fully incorporated herein.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Employee agree as follows:

ARTICLE I
EMPLOYMENT, TERM AND DUTIES

1.1.       Employment. Effective on the Agreement Date, Employee will be employed as the Company’s Chief Financial Officer. Employee accepts such employment and agrees to perform services for the Company pursuant to the terms and conditions set forth in this Agreement.

1.2.       Term. The term of this Agreement shall commence on the Agreement Date and, unless earlier terminated in accordance with Article III of this Agreement, shall terminate one year from the Agreement Date (the “Term”); provided, however, that the Term of this Agreement shall automatically renew for successive one-year terms thereafter unless, at least 90 days before the expiration of the initial Term or any additional Term, either party provides written notice to the other of its or his desire to terminate this Agreement.

1.3.         Position and Duties.

1.3.1       Service with Company. During the Term, Employee agrees to perform such duties and responsibilities as are assigned to him from time to time by Company’s Chief Executive Officer (the “CEO”) and/or Board of Directors (the “Board).

1.3.2       Performance of Duties. During the Term, Employee agrees to serve Company in an executive capacity as its Chief Financial Officer or such other position as the Company may assign, and shall perform such duties as are required by the CEO and/or the Board.

(a)       Employee shall at all times be subject to, and shall abide by, the policies established by the Company, including but not limited to the policies set forth in the Company’s employee handbook, as it may be updated from time to time.

(b)       Employee agrees that to the best of his ability and experience he will at all times loyally and conscientiously perform all of the duties and obligations required of him either expressly or implicitly by the terms of this Agreement and that may be assigned to him in accordance with this Agreement.

ARTICLE II
COMPENSATION, BENEFITS AND EXPENSES

2.1.           Base Salary. Subject to the provisions of Article III of this Agreement, during the Term, Company shall pay Employee a “Base Salary” of $300,000.00 on an annualized basis or such other rate as may from time to time be approved by the Board and/or Company. Such Base Salary shall be paid in substantially equal regular periodic payments, less deductions and withholdings, in accordance with Company’s regular payroll procedures, policies and practices, as such may be modified from time to time. The Base Salary shall be reviewed by the Board annually for potential adjustment on the basis of performance; and Employee shall be eligible, at Company’s sole discretion, for annual salary changes consistent with Company’s procedures, policies and practices. If Employee’s Base Salary is increased from time to time during the Term, the increased amount shall become the Base Salary for the remainder of the Term and any extensions of the Term and for as long thereafter as required pursuant to Article III as applicable, subject to any subsequent increases.

2.2.           Incentive Compensation. In addition to Base Salary, Company may make Employee eligible for cash or equity awards pursuant to Company’s Incentive Compensation Plan, if any, as may be applicable and adopted by Company. Except to the extent as otherwise provided in Article III in connection with a termination of Employee’s employment, payment of incentive compensation will be subject to Employee achieving certain objectives set annually by the CEO and/or the Board of Directors (the “Board”), with the target amount of any cash incentive compensation for any calendar year to be approved by the Board, which target in no event shall be more than 30% (subject to performance of the specified objectives) of Employee’s Base Salary in effect from time to time; provided, the 2019 cash incentive compensation will be pro-rated based on Employee’s employment with the Company from the Agreement Date to December 31, 2019. Company shall pay any such incentive compensation for which Employee may be eligible for a calendar year on or before March 15 of the following year (provided that Employee is employed on such date). Employee will not be entitled to receive incentive compensation for any calendar year in which Employee’s employment is terminated, except as may be provided in Article III.

2.3.           Non-Qualified Stock Option Award. Company will grant Employee a non-qualified stock option under the Company’s 2019 Employee Inducement Incentive Award Plan (the “Incentive Award Plan”) to purchase 1.25% shares of the Company’s common stock at an exercise price per share equal to the Fair Market Value (as defined in the Incentive Award Plan) of one share of common stock on the date of grant, subject to and contingent upon the approval of the Company’s board of directors, the terms of which will be governed by the Incentive Award Plan and a non-qualified stock option award agreement to be executed in connection with such grant which will include, among other terms, that such award will vest twenty five percent (25%) at the first anniversary of the Agreement Date and 2.0833% per month thereafter.

2.4.           Participation in Benefits. During the Term of Employee’s employment by Company, Employee shall be entitled to participate in the employee benefits offered generally by Company to its employees, to the extent that Employee’s position, tenure, salary, health and other qualifications make Employee eligible to participate. Employee is eligible to receive vacation benefits in accordance with the Company’s “Paid Time Off’ policy. Employee’s participation in such benefits shall be subject to the terms of the applicable plans, as the same may be amended from time to time. Company does not guarantee the adoption or continuance of any particular employee benefit during Employee’s employment; and nothing in this Agreement is intended to, or shall in any way restrict the right of Company to amend, modify or terminate any of its benefit plans during the Term of this Agreement.

ARTICLE III
TERMINATION AND COMPENSATION FOLLOWING TERMINATION

3.1.           Termination. Subject to the respective continuing obligations of the parties under this Agreement, this Agreement and Employee’s employment hereunder may be terminated as of the applicable date, whether before or at the end of the Term (the “Separation Date”) under any of the following circumstances:

3.1.1         Termination by Mutual Agreement. By mutual written agreement of the parties at any time, which may specify a Separation Date.

3.1.2         Termination by Employee’s Death. If Employee dies during the Term, the date of his death shall be his Separation Date.

3.1.3         Termination Due to Employee’s Disability. If Employee becomes Disabled, the Separation Date shall be the effective date of his resignation or his discharge by the Company because of the Disability, after engaging in a good faith interactive process, whichever occurs first. For purposes of this Agreement, “Disabled” or “Disability” means the incapacity or inability of Employee, whether due to accident, sickness or otherwise, to perform the essential functions of Employee’s position under this Agreement, with or without reasonable accommodation (provided that no accommodation that imposes undue hardship on Company will be required).

To the extent Employee is unable to perform the essential functions of his position for more than 90 days during any period of 180 consecutive days, the parties agree that he will be put on an unpaid leave of absence as a reasonable accommodation, and that the Company need not guarantee reinstatement when Employee is released back to work as holding his job open at that time would be an undue hardship. Any disputes over this Section shall be resolved by the parties in Arbitration under Section 4.5.

3.1.4       Termination by Company for Cause. Company may terminate this Agreement and Employee’s employment for Cause immediately upon written notice to Employee. For purposes of this Agreement, “Cause” means: (a) willful breach of Employee’s duties to Company or willful breach of this Agreement; (b) Employee’s conviction of any felony or any crime involving fraud, dishonesty, or moral turpitude; (c) Employee’s willful participation in any fraud against or affecting Company or any subsidiary, affiliate, customer, supplier, client, agent, or employee thereof; or (d) any other act that Company reasonably determines constitutes gross or willful misconduct materially detrimental to Company including, but not limited to, unethical practices, dishonesty, disloyalty, or any other acts harmful to Company; provided, however that a for Cause termination pursuant to clause (a), if susceptible of cure, which determination is in the sole discretion of Company to make, shall not become effective unless Employee fails to cure such failure to perform or breach within 30 days after his receipt of written notice from Company, such notice to describe such failure to perform or breach and identity what reasonable actions shall be required to cure such failure to perform or breach.

For purposes of this Section 3.1.4, no act, or failure to act, on Employee’s part shall be considered “dishonest” or “willful” unless done, or omitted to be done, by Employee in bad faith and without reasonable belief that his action or omission was in or not opposed to, the best interest of Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for Company shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of Company. Furthermore, the term “Cause” shall not include ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if Employee has exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to his position.

3.1.5      Termination by Employee without Good Reason. Employee may at any time voluntarily terminate his employment under this Agreement, for any reason or no reason, with 30 days’ written notice.

3.1.6      Termination by Company without Cause. Company may terminate Employee’s employment under this Agreement at any time for any reason or no reason with 30 days’ written notice, except that no notice shall be required for a termination without Cause following a “Change in Control” as defined in Employee’s Non-Incentive Stock Option Agreement(s), as the case may be, with Company (collectively, the “Stock Option Agreements”).

3.1.7       Termination by Employee for Good Reason. Employee may at any time voluntarily terminate his employment pursuant to this Agreement for Good Reason (as defined below); provided, however, that any resignation by Employee for Good Reason shall not be effective unless and until the following two conditions have been satisfied: (a) he has notified Company in writing of the facts that he believes constitute Good Reason, within 90 days after such facts first becomes known to him; and (b) Company fails to cure such Good Reason within 30 days after its receipt of that notice. Employee’s resignation shall be effective before the end of that 30-day period as of any earlier date on which Company refuses to cure or denies the existence of such Good Reason. The effective date of any resignation for Good Reason shall be a Separation Date. If Company timely cures such Good Reason, or it is determined that the reason for Employee’s resignation was not a Good Reason, he shall be deemed not to have resigned unless he elects to resign under Section 3.1.5.

For purposes of this Agreement, “Good Reason” means, at any time: (a) the assignment by Company to Employee of employment duties, functions or responsibilities that are significantly different from, and result in a material diminution of, Employee’s duties, functions or responsibilities; (b) a material reduction in Employee’s Base Salary or the minimum target amount provided under Section 2.2 for his cash incentive compensation for any calendar year of more than 50%; or (c) a Company requirement that Employee be based at any office or location more than 50 miles from Employee’s primary work location before the date of this Agreement.

3.1.8       Termination at End of Term. The termination of this Agreement and Employee’s employment, as of the end of the initial Term or any additional Term, pursuant to the operation of the provisions of Section 1.2, shall entitle Employee only to the payments provided in Sections 3.2.1 and 3.3.

3.2.         Compensation following Termination of Employment. If Employee’s employment pursuant to this Agreement is terminated before the end of the Term, or by Company as of the end of the Term, Employee shall be entitled to the following compensation and benefits upon such termination:

3.2.1       Payment of Base Salary. If Employee’s employment is terminated pursuant to any subsection of Section 3.1, Company shall, within 14 calendar days following the Separation Date, pay to Employee, Employee’s surviving spouse (or, if none, Employee’s estate), as the case may be, any amounts due to Employee for Base Salary through the Separation Date.

If a termination occurs pursuant to Section 3.1.5 (by Employee without Good Reason), when Company receives Employee’s notice Company shall have the option, at its discretion (a) to continue to engage Employee’s services through the 30 day notice period until the Separation Date, or (b) terminate the use of Employee’s services during the 30 day notice period before the Separation Date but treat Employee as if he were providing services through the 30 day notice period until the Separation Date for purposes of determining Employee’s compensation due him pursuant to this Section 3.2.1.

3.2.2       Payment of Severance for Termination by Company without Cause or by Employee for Good Reason. If (a) Employee’s employment is terminated pursuant to either of Sections 3.1.6 (by Company without Cause) or 3.1.7 (by Employee for Good Reason), (b) Employee has executed and delivered to Company, within 60 days after the effective date of that termination, a written release in substantially the same form as is attached hereto as Exhibit B, and (c) the rescission period specified therein has expired, Company shall, subject to any payment delay required by Section 3.2.6, continue to pay, as severance pay, Employee’s Base Salary (at the rate in effect on the Separation Date) for a period of six (6) months following the Separation Date. To the extent that Employee has received stock options or other equity awards, the terms of such stock options and/or the Company’s Stock Incentive Plan shall determine the vesting of any Options or other equity awards upon termination under this Section 3.2.2. Such payments of Base Salary will be at the usual and customary pay intervals of Company and will be subject to all appropriate deductions and withholdings. For purposes of Employee’s qualification for severance pay, his right to any series of such payments due under this Agreement is treated as the right to a series of separate payments, each of which is subject to all of the requirements of this Section 3.2.2.

3.2.3       Payment of Severance at End of Term. If (a) Employee’s employment terminates pursuant to Section 3.1.8, (b) Employee has executed and delivered to Company, within 60 days after the effective date of that termination, a written release in substantially the same form as is attached hereto as Exhibit B, and (c) the rescission period specified therein has expired, Company shall, subject to any payment delay required by Section 3.2.6, continue to pay, as severance pay, Employee’s Base Salary at the rate in effect on the Separation Date, for a period of six months following the Separation Date. To the extent that Employee has received stock options or other equity awards, the terms of such stock options and/or the Company’s Stock Incentive Plan shall determine the vesting of any Options or other equity awards upon termination under this Section 3.2.3.

3.2.4       Effects of Change in Control. Upon the occurrence of a Change in Control (as defined in the Stock Option Agreement), Company agrees that, notwithstanding any contrary provisions of the Stock Option Agreements or Company’s Incentive Award Plan, the vesting schedule of Employee’s stock options granted in the Stock Option Agreements (the “Options”) shall accelerate such that on the date the Change in Control is completed, 100% of any then-unvested shares subject to the Options held by Employee shall immediately vest; provided, however, that if, in connection with the consummation of the transaction resulting in the Change in Control, Employee receives a cash payment with respect to each Option (after they become fully vested) equal to the difference or “spread” between (a) the per share amount paid to holders of Company’s common stock in such transaction and (b) the per share exercise price under the applicable Stock Option Agreement, his Options shall be cancelled upon the consummation of the Change in Control in exchange for such cash payment.

3.2.5       General Provision Regarding Treatment of Options. Except as otherwise specified in Sections 3.2.2 and 3.2.4 of this Agreement, the terms of the Incentive Award Plan and Stock Option Agreements, as applicable, shall govern the treatment of the Options following the Separation Date.

3.2.6       Potential Delay of Severance Payments. If, as of the Separation Date, (a) Company’s common stock is publicly traded (as determined under Code Section 409A), (b) Employee is a “specified employee” (as determined under Code Section 409A), and (c) any portion of the severance pay due Employee under Sections 3.2.2, 3.2.3 would exceed the sum of the applicable limited separation pay exclusions (or otherwise not qualify for any exclusion) as determined pursuant to Code Section 409A, then payment of the excess amount shall be delayed until the first regular payroll date of Company following the six month anniversary of Employee’s Separation Date (or the date of his death, if earlier than that anniversary), and shall include a lump sum equal to the aggregate amounts that Employee would have received had payment of this excess amount commenced as provided in Sections 3.2.2 or 3.2.3 after the Separation Date. If Employee continues to perform any services for Company (as an employee or otherwise) after the Separation Date, such six month period shall be measured from the date of Employee’s “separation from service” as defined pursuant to Code Section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of Code Section 409A.

3.3.         Benefits Following Certain Employment Terminations. Except as otherwise provided in this Section 3.3, the benefits to which Employee (or, as applicable, Employee’s spouse, eligible dependents or estate) may be entitled upon termination of his employment, pursuant to the plans and policies of Company described in Article II of this Agreement, shall be determined and paid in accordance with such plans, policies and applicable laws.

3.3.1       COBRA Reimbursements Following Certain Employment Terminations. If Employee’s employment is terminated pursuant to any of Section 3.1.2, Section 3.1.3, Section 3.1.6, Section 3.1.7 or Section 3.1.8, subject to Employee’s execution and non-revocation of the Release, if Employee timely and effectively elects continuation coverage under Company’s group health plans pursuant to section 4980B of the Code, as amended (“COBRA”) or similar state law, Company will pay or reimburse the premiums for such coverage of Employee (and Employee’s dependents, as applicable) at the same rate it pays for active employees for a period of 6 months from the Separation Date; provided, however, that Company’s obligation to make such payments shall immediately expire if Employee ceases to be eligible for continuation coverage under COBRA or similar state law or otherwise terminates such coverage or, if earlier, the date Employee becomes eligible for group health plan coverage with a new employer of Employee.

3.4.         Surrender of Records and Property. Upon termination of Employee’s employment with Company, Employee shall deliver promptly to Company all Confidential Information as defined in the Nondisclosure and Noncompetition Agreement attached at Exhibit A, and all Company property including, but not necessarily limited to records, manuals, books, blank forms, documents, letters, memoranda, business plans, minutes, notes, notebooks, reports, computer disks, computer software, computer programs (including source code, object code, on-line files, documentation, testing materials and plans and reports), computer print-outs, member or customer lists, credit cards, keys, identification, products, access cards, designs, drawings, sketches, devices, specifications, formulae, data, tables or calculations or copies thereof, and all other tangible or intangible property relating in any way to the business of Company that are the property of Company or any subsidiary or affiliate, if any, or which relate in any way to the business, products, practices or techniques of Company or any subsidiary or affiliate.

3.6          Code Section 409A. Notwithstanding anything to the contrary in this Agreement, Employee will experience a termination of employment with the Company only if such termination also constitutes a “separation from service” as defined under Code Section 409A. The payment and benefits provided under this Article III are intended to be exempt from, or comply with, the requirements of Code Section 409A and this Agreement will be construed and administered to give effect to such intent.

ARTICLE IV
MISCELLANEOUS PROVISIONS

4.1.         Company Remedies. Employee acknowledges and agrees that the restrictions and agreements contained in this Agreement and in the Nondisclosure and Noncompetition Agreement that is attached as Exhibit A to this Agreement are reasonable and necessary to protect legitimate interests of Company; that any violation of the Nondisclosure and Noncompetition Agreement would be highly injurious to Company; that Employee’s violation of the Nondisclosure and Noncompetition Agreement would cause Company irreparable harm that would not be adequately compensated by monetary damages; and that the remedy at law for any breach of any of the provisions of the Nondisclosure and Noncompetition Agreement will be inadequate.

4.2.           Assignment. This Agreement shall not be assignable, in whole or in part, by Employee without the written consent of Company and any purported or attempted assignment or transfer of this Agreement or any of Employee’s duties, responsibilities or obligations hereunder shall be void. This Agreement shall inure to the benefit of and be binding upon Employee, Employee’s heirs and personal representatives. This Agreement shall inure to the benefit of and be binding upon Company and its successors and assigns. Notwithstanding the foregoing, Company may not, without the written consent of Employee, assign its rights and obligations under this Agreement to any business entity that has become the successor to Company in the event of a sale, merger, liquidation or similar transaction. After any such assignment by Company to which Employee has given such consent, Company shall be discharged from all further liability hereunder and such successor assignee shall thereafter be deemed to be Company for the purposes of all provisions of this Agreement.

4.3.           Notices. All notices, requests, demands and other communications under this Agreement shall be in writing, shall be deemed to have been duly given on the date of service if personally served on the parties to whom notice is to be given, or on the third day after mailing if mailed to the parties to whom notice is given, whether by first class, registered, or certified mail, and properly addressed as follows:

If to Company, at:	ReShape Lifesciences 1001 Calle Amanecer San Clemente, CA 92673

If to Employee, at:	Thomas Stankovich 29011 Modjeska Peak Trabuco Canyon, CA 92679

Any party may change the address for the purpose of this Section by giving the other written notice of the new address in the manner set forth above.

4.4.           Governing Law/Venue. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California, without regard to conflicts of laws principles thereof. The parties irrevocably consent and agree that the venue of any cause of action seeking injunctive relief shall be California District Court, Orange County, and the parties further irrevocably consent to the personal jurisdiction of the California District Court for any such action.

4.5.           Mediation and Arbitration. Employee and the Company agree that any and all disputes regarding this Agreement or Employee’s employment with the Company will first be addressed in mediation before a mutually agreeable mediator, paid for by the Company. If the matter cannot be resolved in mediation, then the dispute will be resolved in binding arbitration administered by JAMS pursuant to its Employment Arbitration Rules then in effect (available at www.jamsadr.com and upon request). The arbitration shall take place in San Clemente, California before an experienced employment arbitrator licensed to practice law in California and mutually selected by the parties. The arbitrator may not modify or change this Agreement in any way. All out-of-pocket costs of the arbitration, including the fees of the arbitrator, the costs of any record or transcript of the arbitration, administrative fees, and other fees and costs shall be paid for by the Company. Each party shall initially be responsible for his/its own attorneys’ fees, except that the arbitrator may award such fees and costs, exclusive of the arbitrator’s fees, to the prevailing party in a manner consistent with applicable law as set forth in Paragraph 4.12. All procedural and substantive rights that the Employee and the Company would have in a court of law, will be extended to the parties in arbitration, including full discovery, the application of the Federal Rules of Evidence, and all forms of relief. The parties expressly acknowledge that they are waiving any right they may have to a jury trial for any and all claims covered by this Agreement.

(a)       Class Action Waiver. Except as otherwise required under applicable law, the Company and Employee expressly intend and agree as follows: (1) that class action and representative action procedures shall not be asserted, nor will they apply, in any arbitration pursuant to this Agreement; (2) that neither the Company nor Employee will assert, participate in, or join class action or representative action claims against the other in arbitration or otherwise; and (3) that the Company and Employee shall only submit their own, individual claims in arbitration and will not seek to represent the interests of any other person.

4.6.           Construction. Notwithstanding the general rules of construction, both Company and Employee acknowledge that both parties were given an equal opportunity to negotiate the terms and conditions contained in this Agreement, and agree that the identity of the drafter of this Agreement is not relevant to any interpretation of the terms and conditions of this Agreement.

To the extent any provision of this Agreement may be deemed to provide a benefit to Employee that is treated as non-qualified deferred compensation pursuant to Code Section 409A, such provision shall be interpreted in a manner that qualifies for any applicable exemption from compliance with Code Section 409 or, if such interpretation would cause any reduction of benefit(s), such provision shall be interpreted (if reasonably possible) in a manner that complies with Code Section 409A and does not cause any such reduction.

4.7.           Severability. In the event any provision of this Agreement (or portion thereof) shall be held illegal or invalid for any reason, said illegality or invalidity shall not in any way affect the legality or validity of any other provision of this Agreement. To the extent any provision (or portion thereof) of this Agreement shall be determined to be invalid or unenforceable in any jurisdiction, such provision (or portion thereof) shall be deemed to be deleted from this Agreement as to such jurisdiction only, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.

4.8.           Entire Agreement. This Agreement, including the Nondisclosure and Noncompetition Agreement that is attached as its Exhibit A and fully incorporated herein, is the final, complete and exclusive agreement of the parties and sets forth the entire agreement between Company and Employee with respect to Employee’s employment by Company, and there are no undertakings, covenants or commitments other than as set forth herein. The Agreement may not be altered or amended, except by a writing executed by Employee and a member of the Board. This Agreement supersedes, terminates, replaces and supplants any and all other prior understandings or agreements between the parties relating in any way to the hiring or employment of Employee by Company.

4.9.           Survival. The parties expressly acknowledge and agree that the provisions of this Agreement that by their express or implied terms extend beyond the expiration of this Agreement or the termination of Employee’s employment under this Agreement, shall continue in full force and effect, notwithstanding Employee’s termination of employment under this Agreement or the expiration of this Agreement.

4.10.       Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

4.11.       Attorneys’ Fees for Resolving Disputes. If any party to this Agreement is made or shall become a party to any litigation (including arbitration) commenced by or against the other party involving the enforcement of any of the rights or remedies of such party, or arising on account of a default of the other party in its performance of any of the other party’s obligations hereunder, then the prevailing party in such litigation shall be entitled to receive from the other party all costs incurred by the prevailing party in such litigation, plus reasonable attorneys’ fees to be fixed by the court or arbitrator (as applicable), with interest thereon from the date of judgment or arbitrator’s decision at the rate of 8% or, if less, the maximum rate permitted by law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ReShape Lifesciences

By:	/s/ Barton P. Bandy
Its:	CEO

/s/ Thomas Stankovich
Thomas Stankovich

Exhibit A

ReShape Lifesciences Inc.

Nondisclosure and Non-Solicitation Agreement

This is an agreement between Thomas Stankovich ( “Employee” ) and ReShape Lifesciences Inc., its affiliates, successors and assigns (“Employer”). The parties agree that Employer would be substantially harmed if Employee competes with Employer during employment with Employer or after termination of employment with Employer. The parties further agree that Employer would be substantially harmed if Employee were to disclose its Confidential, Proprietary and Trade Secret Information.

Therefore, in consideration of Employer’s employment of Employee for monetary compensation, benefits, access to Employer’s Trade Secrets and/or Confidential Information, and/or other valuable consideration provided by Employer, Employee agrees as follows:

I.	Nondisclosure of Confidential, Proprietary, and Trade Secret Information

Employee agrees not to disclose Confidential Information to any other third party or company, other than in connection with Employee’s employment with Employer, or use such information, directly or indirectly, for any purpose whatsoever, without the prior written consent of Employer.

For purposes of this Agreement, “Confidential Information” means any information that is not generally known to the public or to other persons who can obtain economic value from its disclosure or use; information which derives independent economic benefit from not being known to such persons; and information about the activities or business of Employer that is not generally known to others engaged in similar business or activities, its products, services, finances, trade secrets, contracts, patents filed or pending, the techniques used in completing customer projects, research and development, data and information, processes, designs, engineering, marketing plans or techniques, organization or operation. The foregoing list is intended to be illustrative rather than comprehensive. Additionally, the term “confidential information” shall mean any confidential information as that term is defined in any Agreement Employer may have with its customers or other third parties from time to time.

II.	Assignment of Inventions

A)	Disclosure and Assignment of Inventions and Other Works. During the term of this Agreement and for one year following the Separation Date, Employee shall promptly disclose to Employer in writing all ideas, improvements and discoveries, whether or not such are patentable or copyrightable, and whether or not in writing or reduced to practice (“Inventions”) and any writings, drawings, diagrams, charts, tables, databases, software (in object or source code and recorded on any medium), and any other works of authorship, whether or not such are copyrightable (“Works of Authorship”) that are conceived, made, discovered, written or created by Employee alone or jointly with any person, group or entity, whether during the normal hours of his employment at Employer or on Employee’s own time. Employee hereby assigns all rights to all such Inventions and Works of Authorship to Employer. Employee shall give Employer all the assistance it reasonably requires for Employer to perfect, protect, and use its rights to such Inventions and Works of Authorship. Employee shall sign all such documents, take all such actions and supply all such information that Employer considers necessary or desirable to transfer or record the transfer of Employer’s entire right, title and interest in such Inventions and Works of Authorship and to enable Employer to obtain exclusive patent, copyright, or other legal protection for Inventions and Works of Authorship anywhere in the world, provided Employer shall bear all reasonable expenses of Employee in rendering such cooperation.

B)	Prior Inventions. Employee has set forth on Exhibit A attached hereto a list of all significant Inventions, to the best of his knowledge, that Employee has, alone or jointly with others, made prior to his employment with Employer that Employee considers to be Employee’s property or the property of third parties and that Employee wishes to exclude from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no such disclosure is attached, or permission supporting evidence is available, Employee represents that there are no Prior Inventions. If, during Employee’s employment with Employer, Employee incorporates a Prior Invention into an Employer product or process, Employer is hereby granted a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicenses) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, Employee agrees that Employee will not incorporate, or permit to be incorporated, Prior Inventions in any Employer Inventions without Employer’s prior written consent.

C)	Notice and Acknowledgment. In accordance with California Statutes, the foregoing paragraph does not require Employee to assign or offer to assign to Employer any of Employee’s rights in an Invention that Employee developed entirely on Employee’s own time without using Employer’s equipment, supplies, facilities or trade secret information, and (a) that does not relate directly to Employer’s business or to Employer’s actual or demonstrably anticipated research or development, or (b) that does not result from any work performed by Employee for Employer. For the purpose of this Section, “Employer’s business” shall be defined as development pertaining to implantable medical devices to treat obesity or devices to apply signals to a vagus nerve to treat a gastrointestinal disorder (e.g., obesity, pancreatitis or irritable bowel syndrome).

To the extent a provision in this Agreement purports to require Employee to assign Inventions otherwise excluded by this paragraph, the provision is against the public policy of the State of California and is unenforceable. By signing this Agreement, Employee acknowledges receipt of the notification required by California Statutes.

III.	Non-Solicitation of Employees

Employee hereby acknowledges that Employer’s employees, consultants and other contractors constitute vital and valuable aspects of its business and missions on a worldwide basis. In recognition of that fact, for a period of one year following the termination of this Agreement for any reason whatsoever, Employee shall not solicit, or assist anyone else in the solicitation of, any of Employer’s then-current employees, consultants and other contractors to terminate their respective relationships with Employer and to become employees, consultants and other contractors of any enterprise with which Employee may then be associated, affiliated or connected.

IV.	Employer Remedies

Employee acknowledges and agrees that the restrictions and agreements contained in this Agreement are reasonable and necessary to protect legitimate interests of Employer, that the services to be rendered by Employee are of a special, unique and extraordinary character, that it would be difficult to replace such services, that any violation of this Agreement would be highly injurious to Employer, Employee’s violation of any provision of this Agreement would cause Employer irreparable harm that would not be adequately compensated by monetary damages, and that the remedy at law for any breach of this Agreement will be inadequate. Accordingly, Employee specifically agrees that Employer shall be entitled, in addition to any remedy at law, to preliminary and permanent injunctive relief and specific performance for any actual or threatened violation of this Agreement and to enforce the provisions of this Agreement. Should a breach of the agreement occur, Employer will be entitled to recover costs, including attorney’s fees, incurred in enforcing the terms of the Agreement for each breach. If a Court finds any part of the Agreement to be invalid, the remainder of the provisions shall remain in full force and effect to the extent possible.

V.	Governing Law/Venue

The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California, without regard to conflicts of laws principles thereof. The parties irrevocably consent and agree that the venue of any cause of action seeking injunctive relief shall be California District Court, Orange County, and the parties further irrevocably consent to the personal jurisdiction of the California District Court for any such action.

VI.	Construction

Notwithstanding the general rules of construction, both Employer and Employee acknowledge that both parties were given an equal opportunity to negotiate the terms and conditions contained in this Agreement, and agree that the identity of the drafter of this Agreement is not relevant to any interpretation of the terms and conditions of this Agreement.

VII.	Severability

In the event any provision of this Agreement (or portion thereof) shall be held illegal or invalid for any reason, said illegality or invalidity shall not in any way affect the legality or validity of any other provision of this Agreement. To the extent any provision (or portion thereof) of this Agreement shall be determined to be invalid or unenforceable in any jurisdiction, such provision (or portion thereof) shall be deemed to be deleted from this Agreement as to such jurisdiction only, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.

VIII.	Waiver

Failure by Employer to enforce any provision of this Agreement will not constitute a waiver of or a prohibition against any further enforcement of that provision or any other provision of this Agreement.

IX.	Entire Agreement and Amendment

This Agreement supersedes all previous agreements between the parties concerning the subject matter of this Agreement. All amendments to this Agreement must be in writing and signed by the parties to be effective.

X.	At Will Employment

This Agreement is not an employment agreement for any specified period of time and Employee understands that either Employee or Employer may terminate the employment relationship at any time and for any reason or no reason at all.

XI.	Succession and Survival

This Agreement and the rights, duties and obligations of this Agreement shall survive the termination of Employee’s employment with Employer and shall inure to the benefit of and shall be binding upon Employee’s heirs, assigns and personal representatives and the successors of Employer.

Executed this 7th day of November 2019.

EMPLOYEE

By:	/s/ Thomas Stankovich
Printed Name:	Thomas Stankovich

RESHAPE LIFESCIENCES INC.

By:	/s/ Barton P. Bandy
Printed Name:	Barton P. Bandy
Its:	CEO

To:	ReShape Lifesciences Inc.

From:	Thomas Stankovich

Date:	11/7/19

Subject:	Prior Inventions

1.	Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by ReShape Lifesciences, Inc. (“Employer”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by Employer :

☒ No inventions or improvements.

☐ See below:

☐ Additional sheets attached

2.	Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following parties:

Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐ Additional sheets attached.

EXHIBIT B

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (hereinafter “Agreement”) is entered into by and between                                      (hereinafter “you”) and ReShape Lifesciences Inc. (hereinafter “ReShape Lifesciences”).

WHEREAS, you and ReShape Lifesciences entered into an Employment Agreement dated                                           (“Employment Agreement”) which terminates effective                    , except as to certain provisions outlined below;

WHEREAS, ReShape Lifesciences wishes to provide you with the separation benefits described in Section 2 below; and

WHEREAS, you and ReShape Lifesciences want to fully and finally settle all issues, differences, and claims, whether potential or actual, between you and ReShape Lifesciences, including, but not limited to, any claim that might arise out of your employment with ReShape Lifesciences or the termination of your employment with ReShape Lifesciences;

NOW, THEREFORE, in consideration of the provisions and of the mutual covenants contained herein, you and ReShape Lifesciences agree as follows:

1.             Separation from Employment. Effective                                      (your “date of separation”), your employment with ReShape Lifesciences terminates. Except as provided in this Agreement, all benefits and privileges of employment end as of your date of separation.

2.             Separation Benefits. As consideration for your promises and obligations under this Agreement, and subject to the terms and conditions of this Agreement, including the release of claims set forth below, ReShape Lifesciences agrees to pay you, as separation pay, the gross amount of                                     ,less applicable deductions and withholdings for state and federal taxes, which amount represents six months of your base salary as of your date of separation. The separation pay will be divided and paid to you in substantially equal periodic payments at the usual and customary pay intervals of ReShape Lifesciences, less deductions and withholdings. The payments will begin within 30 business days of the date on which ReShape Lifesciences receives this Agreement signed by you, provided that you do not revoke or rescind this Agreement as set forth below. You agree that you are not entitled to the separation benefits provided to you in this Agreement if you do not sign this Agreement.

3.             Incentive Compensation. You are not entitled to receive incentive compensation for calendar year                        .

4.             Medical, Dental, and Life Insurance. The benefits to which you (or, as applicable, your spouse and eligible dependents) may be entitled upon termination of your employment shall be determined and paid in accordance with such plans, policies and applicable laws.

5.             Stock Options. All options to purchase shares of common stock of ReShape Lifesciences held by you (the “Options”) are subject to the terms of one or more Stock Option Agreements between you and the Company (each, an “Option Agreement”) and were granted pursuant to the ReShape Lifesciences Inc. 2019 Employee Inducement Incentive Award Plan, as amended (the “Plan”). Pursuant to the terms and conditions set forth in the Option Agreements, ReShape Lifesciences agrees that, notwithstanding anything to the contrary set forth in such Option Agreements or the Plan, during the two-year period following your date of separation, you shall be permitted to exercise any Option immediately to the extent that such Option was vested as of your date of separation or would have vested within one year of your date of separation had your employment with Company not terminated. Notwithstanding anything to the contrary set forth in such Option Agreements or the Plan, ReShape Lifesciences shall have a right, following your date of separation, to buy back all such Options based on the per share exercise price under the applicable Option Agreement. The parties agree and acknowledge that, with respect to any Options that were intended by the parties to be treated as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, such Options, to the extent they may be exercised by you more than 90 days following your date of separation, shall be treated as non-qualified options, notwithstanding any provision in the Option Agreements to the contrary.

6.            Confidential Information; Nonsolicitation. You executed an Employment Agreement with ReShape Lifesciences as well as a Nondisclosure and Noncompetition Agreement, copies of which is attached hereto as Exhibit A. All provisions of both agreements, including those, that by their terms, survive the termination of your employment will continue in full force and effect and are not negated or otherwise affected by this Agreement, including but not limited to the Employment Agreement Section 4.1: Company Remedies; Section 4.4: Governing Law/Venue; Section 4.5: Arbitration; and the Confidentiality and Non-Solicitation attached to the Employment Agreement as its Exhibit A and fully incorporated therein.

7.            Return of ReShape Lifesciences Property. You acknowledge that, on or before the date you sign this Agreement, you have returned all ReShape Lifesciences property in your possession, including, but not limited to, all files, memoranda, documents, records, copies of the foregoing, any ReShape Lifesciences credit card, computer, fax machine, Smartphone, printer, copier, keys, access cards, and any other property of ReShape Lifesciences in your possession. You also acknowledge that, on or before the date you sign this Agreement, you have provided ReShape Lifesciences with any and all pass codes and/or personal identification numbers used by you to access the ReShape Lifesciences computer system, e-mail system, and/or the Internet, and/or documents or files contained on and saved in the ReShape Lifesciences computer system.

8.            Duty to Cooperate. You agree that, beginning on the date you are presented with this Agreement, you will cooperate with ReShape Lifesciences with respect to the transition of your duties, the preservation of effective operations and customer service, and ReShape Lifesciences’ strategic and commercial initiatives. As part of your agreement to cooperate, you will provide a list identifying the status of major projects under way, pending customer interactions, the status of sale cycles with customers, the names and contact information of key contacts at customers, and any other information reasonably requested by ReShape Lifesciences regarding your duties and responsibilities. You further agree that, in the 30 day period following your acceptance of this Agreement you will periodically make yourself accessible and available during normal business hours for consultation with ReShape Lifesciences representatives in connection with the transition of your duties and responsibilities. You agree that such consultation may include appearing from time to time at the office of ReShape Lifesciences for conferences.

9.            Confidentiality. You agree that the existence and terms and conditions of this Agreement (other than Exhibit A) shall remain confidential and that you will not disclose any information concerning the provisions of this Agreement to any person or entity, including, but not limited to, any present or former employee of ReShape Lifesciences. These confidentiality provisions are subject to the following exceptions: you may disclose the provisions of this Agreement to your attorneys, accountants, tax and financial advisors, and immediate family, or in the course of legal proceedings involving ReShape Lifesciences, or in response to a subpoena, court order, or inquiry by a government agency. You further agree that, if any information concerning the provisions of this Agreement is revealed as permitted by this section, you shall inform the recipient of the information that it is confidential, and the recipient shall agree to keep the information confidential.

10.           Release. By this Agreement, you intend to settle any and all claims that you have or may have against ReShape Lifesciences as a result of ReShape Lifesciences hiring you, your employment with ReShape Lifesciences, and the decision to terminate your employment with ReShape Lifesciences. You agree that, in exchange for ReShape Lifesciences’ promises in this Agreement, and in exchange for the consideration provided to you by ReShape Lifesciences, described above in Section 2, you, on behalf of your heirs, successors and assigns, hereby release and discharge ReShape Lifesciences, its predecessors, successors, assigns, parents, affiliates, subsidiaries, and related companies, and their officers, directors, shareholders, agents, servants, employees, and insurers (collectively “the Released Parties”) from all liability for damages and from all claims that you may have against the Released Parties occurring up through the date you sign this Agreement. You understand and agree that your release of claims in this Agreement includes, but is not limited to, any claims you may have under: Title VII of the Federal Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Equal Pay Act; the Employee Retirement Income Security Act; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act; the Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act of 1988; the False Claims Act and/or any other local, state, or federal law governing discrimination in employment and/or the payment of wages and benefits.

You also agree and understand that you are giving up all other claims, whether grounded in contract or tort theories, including but not limited to: wrongful discharge; breach of contract; any claim for unpaid compensation (including, but not limited to, any claims for PTO or severance except as set forth in this Agreement, or for incentive compensation); tortious interference with contractual relations; promissory estoppel; detrimental reliance; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; breach of fiduciary duty; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and self-publication defamation; discharge in violation of public policy; whistleblower; qui tam actions; intentional or negligent infliction of emotional distress; or any other theory, whether legal or equitable.

You understand that nothing contained in this Agreement, including but not limited to this Section 10, will be interpreted to prevent you from filing a charge with the Equal Employment Opportunity Commission (“EEOC”), or any other governmental agency or from participating in or cooperating with an EEOC or other governmental agency investigation or proceeding.

However, you agree that you are waiving the right to monetary damages or other individual legal or equitable relief awarded as a result of any such proceeding.

11.           Time to Accept. You are hereby informed that the terms of this Agreement shall be open for acceptance and execution by you through and including                           , during which time you may consult with an attorney and consider whether to accept this Agreement. Changes to this Agreement, whether material or immaterial, will not restart the running of this acceptance period. You hereby are advised to consult with an attorney prior to signing this Agreement.

12.         Consideration and Revocation Period. You are hereby informed of your right to revoke your release of claims, insofar as it extends to potential claims under the Age Discrimination in Employment Act, by informing ReShape Lifesciences of your intent to revoke your release of claims within 7 calendar days following your signing of this Agreement. You are also informed of your right to rescind your release of claims, insofar as it extends to potential claims under the California Human Rights Act, by delivering a written rescission to ReShape Lifesciences within 15 calendar days after your signing of this Agreement. You understand that any such revocation or rescission must be made in writing and delivered by hand or by certified mail, return receipt requested, postmarked on or before the last day within the applicable revocation period to: Erica Charlton, HR Payroll Specialist, ReShape Lifesciences, Inc., 1001 Calle Amanecer, CA 92673. If you exercise your right to revoke or rescind this Agreement, ReShape Lifesciences may, at its option, either nullify this Agreement in its entirety, or keep it in effect in all respects other than as to that portion of your release of claims that you have revoked or rescinded. You agree and understand that if ReShape Lifesciences chooses to nullify the Agreement in its entirety, ReShape Lifesciences will have no obligations under this Agreement to you or to others whose rights derive from you.

13.           Entire Agreement. This Agreement, as well as the exhibits hereto and any agreements referenced herein, is the final, complete and exclusive agreement of the parties and sets forth the entire agreement between ReShape Lifesciences and you with respect to your employment by ReShape Lifesciences, and there are no undertakings, covenants or commitments other than as set forth herein. The Agreement may not be altered or amended, except by a writing executed by you and a member of the Board. Except as otherwise indicated, this Agreement supersedes, terminates, replaces and supplants any and all prior understandings or agreements between the parties relating in any way to you hiring or employment by ReShape Lifesciences.

14.           Governing Law. The laws of the State of California will govern the validity, construction and performance of this Agreement, without regard to the conflict of law provisions of any other jurisdictions. If any part of this Agreement is construed to be in violation of any law, such part shall be modified to achieve the objective of the parties to the fullest extent permitted and the balance of this Agreement shall remain in full force and effect. If such modification is not possible, said provision will be deemed severable from the remaining provisions of this Agreement and the balance of this Agreement shall remain in full force and effect.

15.           Remedies. Any disputes with regard to this Agreement will be governed by the Arbitration Agreement in Section 4.5 of your Employment Agreement.

16.        Non-Disparagement/Litigation Assistance. You agree to refrain from any disparagement of the Company, including to the Company’s owners, former and current employees to members of the public. You further agree not to commence, maintain, prosecute or participate in (except as may be required by law, pursuant to court order, or in response to a valid subpoena) any action, charge, complaint, or proceeding of any kind (on your own behalf and/or on behalf of any other person or entity and/or on behalf of or as a member of any alleged class of persons) in any court, or before any administrative or investigative body or agency (whether public, quasi-public or private) against the Company or any Released Party with respect to any act, omission, transaction or occurrence arising out of your employment at the Company.

17.         No Admission. Nothing in this Agreement is intended to be, and nothing will be deemed to be, an admission of liability by ReShape Lifesciences or you that either party has violated any state or federal statute, local ordinance or principle of common law, or that either party has engaged in any wrongdoing.

18.           Waiver. No waiver of any provision of this Agreement shall be binding unless executed in writing by the party making the waiver. The waiver by either party of a breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the dates set forth below to be effective as of the date shown below.

I acknowledge and agree that I have read this Agreement in its entirety and that I agree to the conditions and obligations set forth herein. Further, I agree that I have had adequate time to consider the terms of this Agreement and that I am voluntarily entering into this Agreement with a full understanding of its meaning. I understand that I am hereby advised to consult with an attorney before signing this Agreement.

Dated:
Thomas Stankovich

RESHAPE LIFESCIENCES INC.

Dated:	By:

Its:

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